Exhibit 99.1

Axcelis Announces Expansion and Extension of Share Repurchase Program

BEVERLY, Mass., Dec. 3, 2019 /PRNewswire/ -- Axcelis Technologies, Inc. (Nasdaq: ACLS), a leading supplier of enabling ion implantation solutions for the semiconductor industry, today announced that its Board of Directors has increased its stock repurchase authorization to $50 million, expanding and extending the $35 million share repurchase authorization granted in December 2018. Execution is planned through 2020. The purchases are funded from available working capital.

"The increase in our stock repurchase program emphasizes the confidence that management and the board of directors have in Axcelis' operational strength and prospects for the future," said Mary G. Puma, president and chief executive officer. “We will continue to execute on our plans to drive shareholder value through share repurchases over time as a complement to the investments we are making to realize our long-term growth opportunities.”

Repurchases of the Company's common stock will be made from time to time under the SEC's Rule 10b-18, subject to market conditions. These shares may be purchased in the open market or through privately negotiated transactions. The Company may from time to time enter into Rule 10b5-1 trading plans to facilitate the repurchase of its common stock pursuant to its share repurchase program. The Company has no obligation to repurchase shares under the authorization. The Company may suspend or discontinue the repurchase program at any time.

Safe Harbor Statement

Statements made in this press release that are not of known historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. These statements, which include our plans to execute a share repurchase program, are based on management's current expectations and should be viewed with caution. They are subject to various risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including the continuing strength of our financial position and ability to make share repurchases, as well as the other risks and uncertainties that are described in the documents filed or furnished by us with the Securities and Exchange Commission, including specifically the risk factors described in our annual report on Form 10-K for the fiscal year ended December 31, 2018. The Company undertakes no obligation to update the information or statements made in this press release.

About Axcelis:

Axcelis (Nasdaq: ACLS), headquartered in Beverly, Mass., has been providing innovative, high-productivity solutions for the semiconductor industry for over 40 years. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation systems, one of the most critical and enabling steps in the IC manufacturing process. Learn more about Axcelis at www.axcelis.com.

Company Contacts

Investor Relations:
Doug Lawson
978.787.9552

Editorial/Media:
Maureen Hart
978.787.4266